Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of National Retail Properties, Inc. and Subsidiaries for the registration of debt securities, which may be either senior debt securities or subordinated debt securities, shares of its preferred stock, shares of its preferred stock represented by depositary shares, shares of its common stock and/or warrants to purchase shares of its common or preferred stock and to the incorporation by reference therein of our reports dated February 13, 2018, with respect to the consolidated financial statements and schedules of National Retail Properties, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of National Retail Properties, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Orlando, Florida

February 22, 2018